Exhibit 99.1

MEDIA ADVISORY

DAYSTAR TECHNOLOGIES APPOINTS STEVEN C.

ARGABRIGHT TO BOARD OF DIRECTORS

Halfmoon, NY – (PR Newswire) – December 05, 2005 – DayStar Technologies, Inc. (NASDAQ: DSTI), a developer and manufacturer of high value Photovoltaic Foil™ products, today announced the appointment of Steven C. Argabright to its Board of Directors. Argabright’s appointment brings the number of independent members on DayStar’s Board to five.

Mr. Argabright currently serves as President and COO of Fuel Tech, Inc., the operating company of Fuel-Tech N.V. (NASDAQ: FTEK), a company active in the worldwide development, commercialization and application of technologies for air pollution control, process optimization, and advanced engineering services. In this capacity he is responsible for both domestic and international operations. Previously he was with Nalco Fuel Tech, a joint venture between Fuel Tech, Inc. and Nalco Chemical Company, where he served as President and Chief Executive Officer from 1996 to 1998 and Vice President from 1990 to 1996. Prior to the formation of Nalco Fuel Tech, Mr. Argabright was a Regional Sales Manager of Nalco Chemical Company, his employer since 1973. He earned his Bachelor of Science in the field of Chemical Engineering from the University of California at Berkeley, and served in the United States Marine Corps from 1965 – 1969, achieving the rank of Captain.

DayStar Chairman and CEO Dr. John Tuttle stated, “We are pleased to welcome Steven to DayStar’s Board of Directors. Steven’s experience over a wide range of fields, including start-up operations, coupled with his top-level marketing savvy, will be an invaluable addition to our board. I’m confident that Steven’s skill-base will complement those skills present in our current Board of Directors.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from computer component manufacturing. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future,” “plan” or “planned, ” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

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